Exhibit 4.56
To : HSBC Bank (China) Company Limited
GUARANTEE (Limited Amount)
1.	Definitions
“Bank” means HSBC Bank (China) Company Limited or any person who is entitled at any future date to exercise all or any of the Bank’s rights under this Guarantee;
“Banking Facilities” means such facilities as the Bank may make or continue to make available to the Customer or to any other person at the request of the Customer at any branch or office of the Bank and whether now or in the future;
“Customer” means all or any one or more persons whose names and addresses are specified in the Schedule;
“Default Interest Rate” means the rate specified as such in the schedule;
“Default Interest” means interest to be collected by the Bank against the Guarantor in respect of any overdue and unpaid amount hereunder at such rate as specified in the Schedule of Default Interest Rate, compounded monthly if not paid on the dates specified by the Bank;
“Exchange Rate” means the rate for converting one currency into another currency which the Bank determines to be prevailing in the relevant foreign exchange market at the relevant time, such determination to be conclusive and binding on the Guarantor;
“Guaranteed Monies” means (i) all monies and liabilities in any currency whenever and however incurred, whether with or without the Guarantor’s knowledge or consent and owing by the Customer to the Bank at any branch or office at any time, whether separately or jointly with any other person, actually or contingently whether presently or in the future in any capacity including as principal or as surety; (ii) interest on such monies (both before and after any demand or judgment), to the date on which the Bank receives payment, at the rates payable by the Customer or which would have been payable but for any circumstance which restricts or prohibits payment; (iii) any amount due under the indemnity in Clauses 9 and 16.03 below; and (iv) all expenses and fees incurred or charged by the Bank in enforcing this Guarantee on a full indemnity basis;
“Guarantor” means all or any persons whose names and addresses are specified in the Schedule together with their executors, administrators, successors and assigns;
“Maximum Liability” means (i) the Specified Sum; (ii) Default Interest on that suml and (iii) expenses of the Bank in enforcing this Guarantee on a full indemnity basis; where a liability for Guaranteed Monies is incurred in a currency different from the currency in which the Maximum Liability is stated and the equivalent of that liability in the currency in which the Maximum Liability is stated, calculated at the Exchange Rate, has increased since it was incurred, that increase shall be added to the Maximum Liability;
“person” includes an individual, firm, company, corporation and an unincorporated body of persons;
“Process Agent” means the person, if any, whose name and Hong Kong address are specified in the Schedule;
“Specified Sum” means the sum specified as such in the Schedule.
2.	Interpretation
16.01	Where there are two or more persons comprised in the expression “the Customer” the Guaranteed Monies shall include all monies and liabilities due owing or incurred to the Bank by such persons whether solely or jointly with one or more of the others or any other person(s) and the expression “the Customer” will be construed accordingly.

16.02	Where the persons comprised in the expression “the Customer” are carrying on business in partnership under a firm name or are trustees of a trust the Guaranteed Monies (notwithstanding any change in the composition of that partnership) shall include the monies and liabilities which shall at any time be due owing or incurred to the Bank by the person(s) from time to time carrying on the partnership business under that name or under any name in succession thereto and includes those due from all persons from time to time being trustees of that trust and the expression “the Customer” shall be construed accordingly.

16.03	Where there are two or more persons comprised in the expression “the Guarantor” the oligations of each person as Guarantor under this Guarantee shall be joint and several.
3.	Guarantee
16.01	In consideration of the Banking Facilities, the Guarantor guarantees to pay the Guaranteed Monies to the Bank on demand.

16.02	The liability of the Guarantor under this Guarantee shall not exceed the Maximum Liability.

16.03	The Guarantor shall, subject to Clause 3.02, pay Default Interest (to the extent that it is not paid by the Customer) on the Guaranteed Monies from the date of demand by the Bank on the Guarantor until the Bank receives payment of the whole of the Guaranteed Monies (both before and after any demand or judgment or any circumstances which restrict payment by the Customer).

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16.04	A certificate of balance signed by any duly authorized officer of the Bank shall be conclusive evidence against the Guarantor of the amount of the Guaranteed Monies owing at any time.

16.05	The Bank shall be entitled to retain this Guarantee and any security it has in respect of the Guaranteed Monies until it is satisified that any repayment of the Guaranteed Monies will not be avoided whether as a preference or otherwise.
4.	Continuing and Additional Security
16.01	This Guarantee is a continuing security and shall secure the whole of the Guaranteed Monies until one calendar month after receipt by the Bank of notice in writing by the Guarantor or a liquidator, receiver or personal representative of the Guarantor (in the event of the death of the Guarantor) to terminate it. In the case of the Guarantor’s death, this Guarantee shall remain bnding as a continuing guarantee on that Guarantor’s heirs, executors, successors or administrators until the expiry of notice given in accordance with this Clause. Nevertheless and despite the giving of such notice, this Guarantee shall continue to apply to the Guaranteed Monies in respect of which the Customer is or becomes actually or contingently liable up to such termination and the Guarantor guarantees to pay such Guaranteed Monies to the Bank on demand whether that demand is made before, at the time of or after such termination.

16.02	Where there is more than one person comprised in the expression the “Guarantor”, any notice under Clause 4.01 above may be given by any one of the persons comprising the Guarantor. The Bank will treat any such notice as terminating that Guarantor’s liability to the extent provided in Clause 4.01 without affecting or terminating the obligations or liability of any other person comprising the Guarantor and this Guarantee shall continue to bind those persons as a continuing guarantee.

16.03	This Guarantee is in addition to, shall not be affected by and may be enforced despite the existence of any other guarantee or security held by the Bank.

16.04	Where there is more than one person comprised in the expression “the Guarantor”, if for any reason this Guarantee is not or ceases to eb binding on any Guarantor, it shall subject to Clause 3.01 remain binding as a continuing security on the remaining person(s) comprising the Guarantor.

16.05	The obligations of the Guarantor under this Guarantee shall not be affected by any of the following:
(i)	any part payment of the Guaranteed Monies by the Customer or any other person;

(ii)	any change in the name or constitution of the Customer, the Guarantor or the Bank;

(iii)	any merger, amalgamation, reconstruction or reorganisation affecting the Customer, the Guarantor or the Bank;

(iv)	the death, mental incapacity, bankruptcy, insolvency, liquidation or administration of the Customer or the Guarantor; and

(v)	any other act, omission, event or circumstance which but for this provision would discharge any Guarantor from liability under this Guarantee.
5.	Customer’s Accounts
The Bank may, at any time and despite the termination of this Guarantee, continue any existing account and open any new account in the name of the Customer and no subsequent transactions, receipts or payments involving such new accounts shall affect the liability of the Guarantor.
6.	Payments
16.01	Payments by the Guarantor shall be made to the Bank as specified by the Bank without any set-off, counterclaim, withholding or condition of any kind except that, if the Guarantor is compelled by law to make such withholding, the sum payable by the Guarantor shall be increased so that the amount actually received by the Bank is the amount it would have received if there had been no withholding.

16.02	Payment by the Guarantor to the Bank shall be in the currency of the relevant liability or, if the Bank so agrees in writing, in a different currency, in which case the conversion to that different currency shall be made at the Exchange Rate. The Bank shall not be liable to the Guarantor for any loss resulting from any fluctation in the Exchange Rate.

16.03	No payment to the Bank under this Guarantee pursuant to any judgment, court order or otherwise shall discharge the obligation of the Guarantor in respect of which it was made unless and until payment in full has been received in the currency in which it is payable under this Guarantee and, to the extent that the amount of any such payment shall, on actual conversion into such currency, at the Exchange Rate, fall short of the amount of the obligation, expressed in that currency, the Guarantor shall be liable for the shortfall.

16.04	Any monies paid to the Bank in respect of the Guaranteed Moneys may be applied in or towards satisfaction of the same in such manner as determined by the Bnank or placed to the credit of such account (including a suspense or impersonal account) and for so long as the Bank may determine pending the application from time to time of such monies in or towards the discharge of the Guaranteed Monies.

16.05	If any monies paid to the Bank in respect of the Guaranteed Monies are require dto be repaid by vitue of any law relating to insolvency, bankruptcy or liquidation or for any other reason, the Bank shall be entitled to enforce this Guarantee as if such

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     monies had not been paid.
7.	Set-off
The Bank may, at any time and without notice, apply any credit balance to which the Guarantor is entitled on any account with the Bank in or towards satisfaction of the Guaranteed Monies. For this purpose, the Bank is authorised to purchase, at the Exchange Rate, such other currencies as may be necessary to effect such application with the monies standing to the credit of such account.
8.	Lien
The Bank is authorised to exercise a lien over all property of the Guarantor coming into the possession or control of the Bank, for custody or any other reason and whether or not in the ordinary course of banking business, with power for the Bank to sell such property to satisfy the Guaranteed Monies.
9.	Guarantor as Principal Debtor
As a separate obligation, the Guarantor shall be liable as a principal debtor including, but not limited to, where any liability or obligation of the Customer for any of the Guaranteed Monies is or becomes unlawful, irrecoverable, invalid or unenforceable for any reason including by reason of any legal limitation, disability or incapacity or any other act, omission or circumstances which, but for this provision, would discharge the Guarantor to any extent. Any Guaranteed Monies which may not be recoverable from the Customer for any such reason whatsoever shall be recoverable by the Bank from the Guarantor as principal debtor by way of indemnity under this separate obligation, on demand, together with Default Interest thereon in accordance with Clause 3.03 above.
10.	Variation of Terms and Release of Security
The Bank may at any time and without affecting or discharging this Guarantee or the obligation of the Guarantor:
16.01	extend, increase, renew, replace or otherwise vary any of the Banking Facilities;

16.02	vary, exchange, abstain from perfecting or release any other security or guarantee held or to be held by the Bank as security for the Guaranteed Monies;

16.03	give time for payment or accept any composition from and make any arrangement with the Customer or any other person;

16.04	release any Guarantor from that Guarantor’s obligation under this Guarantee or otherwise and give any time for payment, accept any composition from or make any arrangement with any Guarantor;

16.05	make demand under this Guarantee and enforce all or any of the Guarantor’s obligation under this Guarantee without having enforced or sought to enforce any rights or remedies which the Bank may have in respect of the Guaranteed Monies against the Customer, any other surety or in relation to any other security; or

16.06	do or omit to do any thing which but for this provision would discharge any Guarantor from liability under this Guarantee.
11.	Guarantor as Trustee
16.01	The Guarantor shall not, until the whole of the Guaranteed Monies have been received by the Bank (and even though the Maximum Liability of the Guarantor may be limited), exercise any right of subrogation, indemnity, set-off or counterclaim against the Customer or any other Guarantor or person or any right to participate in any security the Bank has in respect of the Guaranteed Monies or, unless required by the Bank to do so, to prove in the bankruptcy or liquidation of the Customer or any other Guarantor. The Guarantor shall hold any amount recovered, as a result of the exercise of any of such right, on trust for the Bank and shall pay the same to the Bank immediately on receipt.

16.02	The Guarantor has not taken any security from the Customer or any other Guarantor and agrees not to do so until the Bank has received the whole of the Guaranteed Monies. Any security taken by the Guarantor in breach of this provision shall be held in trust for the Bank as security for the Guaranteed Monies and all monies at any time received in respect thereof shall be paid to the Bank immediately on receipt.
12.	Negligence in Realisation
This Guarantee shall not be affected as security for the Guaranteed Monies by any neglect by the Bank, or by any agent or receiver appointed by the Bank, in connection with the realisation of any other security (whether by way of mortgage guarantee or otherwise) which the Bank may hold now, or at any time in the future, for the Guaranteed Monies.
13.	No Waiver
No act or omission by the Bank pursuant to this Guarantee shall affect its rights, powers and remedies hereunder or any further or other exercise of such rights, powers or remedies.
14.	Assignment
The Guarantor may not assign or transfer any of its rights or obligations hereunder. The Bank may assign any of its rights hereunder to a person in whose favour it has made an assignment of all or any of the Banking facilities.
15.	Communications
Any notice, demand or other communication under this Guarantee shall be in writing addressed to the Guarantor at its registered office address or at the last address registered with the Bank and if addressed to the Bank at its office specified in the Schedule or

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such other address as the Bank may notify to the Guarantor for this purpose any may be delivered personally, by leaving it at such address, by post, facsimile transmission or telex and shall be deemed to have been delivered to the Guarantor at the time of personal delivery or on leaving it at such address if sent by post at the time it would, in the ordinary course of post, be delivered, if sent by facsimile transmission or telex on the date of despatch, and to the Bank on the day of actual receipt.
16.	Debt Collection and Disclosure of Information
16.01	The Bank may employ debt collecting agent(s) to collect any sum due under this Guarantee.

16.02	The Guarantor consents to the Bank, for such purposes as the Bank may consider reasonably appropriate, disclosing and/or obtaining information about the Guarantor (including details of all or any transactions or dealings between the Guarantor and the Bank) and this Guarantee, both within and outside People’s Republic of China and its Hong Kong Special Administrative Region, to or from (as the case may be):
(i)	any agent, contractor or third party service provider which provides services to the Bank in relation to the operation of its business (including without limitation administrative, telecommunications, computer, payment or processing services);

(ii)	credit reference agencies;

(iii)	any person to whom the Bank proposes to sell, assign or transfer, or has dols, assigned or transferred, all or any of its rights in relation to this Guarantee or the Banking Facilities;

(iv)	any company within the HSBC Group, being HSBC Holdings plc and its associated and subsidiary companies from time to time or any of its or their agents; or

(v)	any other person, if required or permitted by applicable laws, regulations, regulators’ or other authoritiess guidelines or judicial process to do so.
16.03	If any information disclosed by the Guarantor to the Bank includes information of any third party, the Guarantor confirms and warrants that it has obtained the consent of such third party to the provision of such information to the Bank for such purposes and for disclosure to such persons as referred to in Clause 16.02. The Guarantor agrees to indemnify and hold the Bank harmless from all costs, penalties, damages and other losses incurred as a result of the Guarantor’s breach of this Clause 16.03.
17.	Severability
Each of the provisions of this Guarantee is severable and distinct from the others and, if one or more of such provisions is or becomes illegal, invalid or unenforceable, the remaining provisions shall not be affected in any way.
18.	Governing Law and Jurisdiction
16.01	This Guarantee is governed by and shall be construed in accordance with the laws of the Hong Kong Special Administrative Region (“Hong Kong”).

16.02	The Guarantor submits to the non-exclusive jurisdiction of the Hong Kong courts but this Guarantee may be enforced in the courts of any competent jurisdiction.
19.	Governing Version
This Guarantee is executed in an English version or a Chinese version. The English version is the governing version and shall prevail whenever there is any discrepancy between the English version and the Chinese version.
20.	Process Agent
If a Process Agent is specified in the Schedule, service of any legal process on the Process Agent shall constitute service on the Guarantor.
21.	Headings
In this Guarantee the headings are for guidance only and shall not affect the meaning of any clause.
22.	Execution
IN WIRNESS whereof this Guarantee has been executed by the Guarantor as a deed on 7 July 2008

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Schedule
Details of Customer
Name: Zastron Electronic (Shenzhen) Company Limited
*Address: Gu Su Industrial Estate, Xixiang, Baoan, Shenzhen, PRC
Details of Guarantor
Name: Nam Tai Electronic & Electrical Products Limited
*Address: Units 5811-12, 58th Floor, The Center, 99 Queen’s Road Central, Hong Kong
Specified Sum (in relation to the definition of Maximum Liability)
Amount: USD5,000,000.00
Default Interest Rate (in relation to the overdue and unpaid amount of the Guarantors hereunder)
[the rate to be provided here can be different fromthat against the Borrower under the Facility Offer Letter esp. when the denominated currency of Maximum Liability is different from the of the guaranteed money.]
Address of Bank’s Office (for the purpose of Clause 15 only)
8/F, China Resources Building, No. 5001, Shennan Road East, Luohu District, Shenzhen, PRC
Execution by Limited Company
Executed under the Seal of the Guarantor in the presence of the following Director(s) and/or Secretary:

Signature of Director/~~Secretary~~	Signature of Director/~~Secretary~~

[Original Signed By Mr. John Farina]	[Original Signed By Ms. WONG Kuen Ling]

Full Name (in Block Letters)	Full Name (in Block Letters)

John Quinto FARINA	WONG Kuen Ling

Address	Address

Units 5811-12, 58th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong	Units 5811-12, 58th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong

Identification Document Type and Number	Identification Document Type and Number

HKID No. R566342(2)	HKID No. E974846(A)
Witnessed by:

Signature of Witness	Signature of Witness

Original Signed By Ms. Eve Leung	Original Signed By Ms. Eve Leung

Name	Name

Leung Wai Fan	Leung Wai Fan

Address	Address

Units 5811-12, 58th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong	Units 5811-12, 58th Floor, The Center, 99 Queen’s Road Central, Central, Hong Kong

Identification Document Type and Number	Identification Document Type and Number

HKID No. G717749(5)	HKID No. G717749(5)

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